Exhibit 99.7

Webull Corporation

200 Carillon Parkway

St. Petersburg, Florida 33716

(917) 725-2448

March 18, 2024

VIA EDGAR

Division of Corporation Finance

Office of Chief Accountant
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Webull Corporation Confidential Submission of the Draft Registration Statement on Form F-4 Representations Made Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F

To whom it may concern:

The undersigned, Webull Corporation is an exempted company incorporated under the laws of the Cayman Islands with limited liability (the “Company”), is submitting this letter via EDGAR to the Securities and Exchange Commission (the “Commission”) in connection with the Company’s confidential submission on the date hereof of its draft registration statement on Form F-4 (the “Draft Registration Statement”) relating to a proposed business combination contemplated by the business combination agreement dated February 27, 2024, by and among the Company, SK Growth Opportunities Corporation, a blank check company organized under the laws of the Cayman Islands, Feather Sound I Inc., a Cayman Islands exempted company and wholly owned direct subsidiary of the Company, and Feather Sound II Inc., a company organized under the laws of the Cayman Islands.

The Company has included in the Draft Registration Statement its audited consolidated financial statements as of and for the year ended December 31, 2022 and unaudited interim consolidated financial statements as of September 30, 2023 and for the nine-month period ended September 30, 2023.

Item 8.A.4 of Form 20-F requires that in the case of a company’s initial public offering, the registration statement on Form F-4 shall contain audited financial statements as of a date not older than 12 months from the date of the filing. The Company is submitting this letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	The Company is not currently a public reporting company in any jurisdiction;

2.	the Company is not required by any jurisdiction outside of the United States to issue audited financial statements as of a date not older than 12 months at the time this document is submitted;

3.	compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company;

4.	the Company does not anticipate that its audited financial statements for the year ended December 31, 2023 will be available until April 19, 2024; and

5.	in no event will the Company seek effectiveness of the registration statement on Form F-4 if its audited financial statements are older than 15 months.

The Company is submitting this letter as an exhibit to the Draft Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

* * *

Please do not hesitate to contact the undersigned at H.C.Wang@webull.com or the Company’s counsel Christian O. Nagler of Kirkland & Ellis LLP at cnagler@kirkland.com if you have any questions regarding the foregoing.

Very truly yours,

Webull Corporation

By:	/s/ H.C. Wang
Name:	H.C. Wang
Title:	Chief Financial Officer

cc:	Benjamin James, Esq., General Counsel, Webull Corporation

J Christian O. Nagler, Esq., Partner, Kirkland & Ellis International LLP

Cionie Lopez, Partner, KPMG LLP